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Exhibit 10.32

THIRD AMENDMENT DATED AS OF AUGUST 15, 2001 TO CREDIT
AGREEMENT DATED AS OF SEPTEMBER 20, 2000

    This Third Amendment dated as of August 15, 2001 to Credit Agreement dated as of September 20, 2000 (this "Amendment") is made by and among MIDWAY GAMES INC., a Delaware corporation (the "Company"), the financial institutions parties hereto (the "Banks"), and BANK OF AMERICA, N.A., as letter of credit issuing bank and as agent for the Banks (in its capacity as agent, together with any successors and assigns, the "Agent"). Terms used but not defined herein have the meanings specified in the Credit Agreement referenced below.

W I T N E S S E T H:

    WHEREAS, the Company, the Banks, the Issuing Bank and the Agent are parties to that certain Credit Agreement dated as of September 20, 2000 (as amended or modified and in effect on the date hereof, the "Credit Agreement");

    WHEREAS, the Company has requested that the Banks, the Issuing Bank and the Agent agree to amend or modify the Credit Agreement as set forth herein; and

    WHEREAS, the Agent, the Banks and the Issuing Bank are willing to amend and modify the Credit Agreement, subject to the terms and conditions contained herein.

    NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the parties hereto, intending legally to be bound, hereby agree as follows:

SECTION 1
AMENDMENTS TO THE CREDIT AGREEMENT

    The Credit Agreement is hereby amended as follows:

      (a) Section 1.1 of the Credit Agreement is amended so that definition of "Applicable Margin" reads in its entirety as follows:

    "Applicable Margin," as to any LIBO Rate Loan, means "3.00% per annum" and, as to Base Rate Loan, means "0.25% per annum."

      (b) Section 1.1 of the Credit Agreement is amended so that the definition of "Consolidated Net Worth" reads in its entirety as follows:

    "Consolidated Net Worth" means as of any date of determination, shareholders' equity for the Company and its Subsidiaries as of that date on a consolidated basis determined in accordance with GAAP; provided, however, such shareholders' equity shall be deemed to include all redeemable preferred stock of the Company and its Subsidiaries.

      (c) Section 1.1 of the Credit Agreement is further amended so that definition of "Revolving Termination Date" reads in its entirety as follows:

    "Revolving Termination Date" means the earlier to occur of: (a) March 31, 2003 and (b) the date on which the Total Commitment terminates in accordance with the provisions of this Agreement.

      (d) Section 1.1 of the Credit Agreement is further amended so that definition of "L/C Commitment" reads in its entirety as follows:

    "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit (including the Existing Bank of

    America Letters of Credit) from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed the following amounts during the following periods:

PERIOD	AMOUNT
Prior to March 30, 2001	$40,000,000
March 31, 2001 through August 15, 2001	$3,500,000
August 15, 2001 and thereafter	$15,000,000

    as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.5; it being understood that the L/C Commitment is a part of the Total Commitment, rather than a separate, independent commitment.

      (e) Section 2.1 of the Credit Agreement is amended to read in its entirety as follows:

        2.1. Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all Revolving Loans plus the Effective Amount of all L/C Obligations, shall not at any time exceed the following amounts during the following periods (any such amount with respect to any such period, as the same may be reduced pursuant to Section 2.5 or 2.7 being herein called, the "Total Commitment"):

PERIOD	AMOUNT
Closing Date through December 30, 2000	$55,000,000
December 31, 2000 through March 30, 2001	$40,000,000
March 31, 2001 through June 30, 2002	$15,000,000
July 1, 2002 through January 31, 2003	$40,000,000
February 1, 2003 and thereafter	$15,000,000

    provided further, that the Effective Amount of the Revolving Loans of any Bank plus the participation of such Bank in the Effective Amount of all L/C Obligations shall not at any time exceed such Bank's Pro Rata Share of the Total Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1.

      (f)  Section 2.9(a) of the Credit Agreement is amended to read in its entirety as follows:

        2.9 Interest.

        (a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the applicable LIBO Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.4), plus the Applicable Margin.

      (g) Section 2.10 of the Credit Agreement is amended by replacing "0.25%" with "0.375%" in the first sentence thereof.

      (h) Article II is further amended by adding Section 2.15 thereto as follows:

        2.15 Termination Fee. If, pursuant to Section 2.5, the Total Commitment is terminated prior to January 31, 2002 following the sale of all or substantially all of the Company's assets or the sale of all or substantially all of the Company's stock or a Change of Control, then, concurrently with such termination, the Company shall pay to each Bank a termination fee equal to 0.25% of the such Bank's Commitment then in effect (such fees being in addition to all other amounts).

      (i)  Section 3.8(a) of the Credit Agreement is amended to read in its entirety as follows:

        3.8 Letter of Credit Fees.

        (a) The Company shall pay to the Agent for the ratable account of each of the Banks a letter of credit fee with respect to the Letters of Credit, such fee to be equal to (i) in the case of each standby Letter of Credit, 1.75% per annum through August 15, 2001 and 3.00% per annum thereafter, in each instance on the average daily maximum amount available to be drawn on such standby Letter of Credit, and (ii) in the case of each commercial or trade Letter of Credit, through August 15, 2001, such fees customarily charged by the Issuing Bank in connection with the issuance, negotiation and payment of letters of credit and drafts drawn thereunder, and after August 15, 2001, 0.60% per annum on the average daily maximum amount available to be drawn on such commercial or trade Letter of Credit. Such fees shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter, as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

      (j)  Section 7.1(b) of the Credit Agreement is amended to read in its entirety as follows:

        (b) as soon as available, but not later than 30 days after the end of each calendar month (commencing with the calendar month ended July 31, 2001), a copy of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such calendar month and the related consolidated statements of income for the period commencing on the first day of the year and ending on the last day of such calendar month, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments and the absence of complete footnotes), the financial position and the results of operations of the Company and the Subsidiaries; and

      (k) Section 8.15 of the Credit Agreement is amended to read in its entirety as follows:

        8.15 Clean-up/Clean Down Provisions. Notwithstanding any other provision contained in this Agreement to the contrary, the Company agrees that from March 1 of each Fiscal Year during the term of this Agreement, commencing March 1, 2002, and for a period of ninety (90) consecutive days thereafter the Effective Amount of all Revolving Loans shall be zero (0) and the Effective Amount of the outstanding Letters of Credit that are not Cash Collateralized shall be less than or equal to (i) $10,000,000 for such periods prior to August 15, 2001 and (ii) $7,000,000 for such periods after August 15, 2001. The Company agrees to make any prepayment of the Revolving Loans or the L/C Obligations which may be necessary to comply with the terms of this Section 8.15.

      (l)  Section 9.1 of the Credit Agreement is amended to read in its entirety as follows:

        9.1 Minimum Net Worth. The Company shall not permit at any time its Consolidated Net Worth to be less than the following amounts for the following periods:

PERIOD	AMOUNT
Prior to March 31, 2001	$130,000,000
April 1, 2001 through August 15, 2001	$90,000,000
August 15, 2001 through December 30, 2002	$100,000,000
December 31, 2002 and thereafter	$150,000,000

      (m) Section 9.2 of the Credit Agreement is amended to read in its entirety as follows:

        9.2 Minimum Liquidity. The Company shall not permit at all times its Liquidity to be less than (i) $5,000,000 through August 15, 2001, and (ii) $10,000,000 thereafter. For purposes hereof, "Liquidity" means the sum of (i) the aggregate unused Commitments under this Agreement to the extent then available to the Company plus (ii) the aggregate of all nonrestricted and unencumbered cash and cash equivalents of the Company and its Subsidiaries.

      (n) Section 9.3 of the Credit Agreement is amended to read in its entirety as follows:

        9.3 Quick Ratio. As of the end of any month during the following periods, the Company will not permit its Quick Ratio to be less than the ratio applicable to such month as follows:

PERIOD	RATIO
Prior to October 31, 2000	1.50
Month of November 2000	2.50
December 1, 2000 through June 30, 2001	10.00
July 1, 2001 through January 31, 2002	3.00
February 1, 2002 through June 30, 2002	5.00
July 1, 2002 through January 31, 2003	3.00
February 1, 2003 and thereafter	5.00

    For purposes hereof, "Quick Ratio" means the ratio of (i) the aggregate accounts receivable of the Company and its Subsidiaries net of reserves for doubtful accounts consistent with the historical levels and past practices, to (ii) the aggregate Effective Amount of Revolving Loans (and, prior to March 31, 2001, L/C Obligations) under this Agreement.

      (o) Schedule I to the Credit Agreement is amended to read in its entirety as set forth in Schedule I attached hereto. The Commitment and the Pro Rata Share of each Bank is as set forth on Schedule I attached hereto. To effect the change of the Pro Rata Share as set forth on Schedule I attached hereto, LaSalle Bank National Association ("LaSalle") hereby confirms that concurrently with the effectiveness of this Amendment, it shall be deemed to have purchased from Bank of America, without recourse or warranty, an undivided interest and participation, to the extent of LaSalle's Pro Rata Share, in each Letter of Credit and the L/C Obligations with respect thereto.

SECTION 3

WARRANTIES

    The Company warrants to the Agent and the Banks as of the date hereof that:

    (a) After giving effect to this Amendment, all representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof (except to the extent such representations and warranties expressly refer to an earlier date).

    (b) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or will result from this Amendment.

    (c) The execution, delivery and performance by the Company of this Amendment and the New Notes (as defined below) have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

    (d) The Credit Agreement as modified by this Amendment and the New Notes constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms as modified by the terms of this Amendment, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor's rights generally or by equitable principles relating to enforceability.

SECTION 4

CONDITIONS PRECEDENT TO EFFECTIVENESS

    This Amendment shall become effective as of August 15, 2001 (the "Effective Date"), provided, however, that the effectiveness of this Amendment is subject to the receipt by the Agent of the following, each appropriately completed and duly executed as required and otherwise in form and substance reasonably satisfactory to the Agent:

    (a) counterparts of this Amendment, executed by the Company and the Banks;

    (b) an opinion of Deborah K. Fulton, in her capacity as Vice President, Secretary and General Counsel of the Company and addressed to the Agent and the Banks, in form and substance satisfactory to the Agent;

    (c) evidence of the payment of (i) upfront fee to be shared by each Bank in proportion of such Bank's Pro Rata Share of $50,000, and (ii) all legal fees and expenses of the Agent and the Banks heretofore billed to the Company;

    (d) a certificate of the Secretary or Assistant Secretary of the Company certifying as to (A) resolutions of the board of directors or members, as the case may be, of the Company authorizing the execution, delivery and performance of this Amendment, and (B) the name(s) of the officer(s) of the Company authorized to sign this Amendment and the documents related hereto on behalf of the Company and each Guarantor;

    (e) the Notes in the form of Exhibit A-1, A-2 attached hereto (collectively, "New Notes").

    (f)  such other instruments, agreements and documents as the Agent may reasonably request, in each case duly executed as required and otherwise in form and substance reasonably satisfactory to the Agent;

    Forthwith upon the effectiveness of this Amendment, the Company shall make a combination of borrowings and/or prepayments so that after giving there effect thereto, the proportion of the aggregate outstanding principal amount of the Revolving Loans of each Bank to the aggregate outstanding principal amount of all Revolving Loans of all Banks shall be equal to such Bank's Pro Rata Share.

SECTION 5

GENERAL

    (a) As hereby modified, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified, approved and confirmed in all respects.

    (b) The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to execute similar modifications under the same or similar circumstances in the future.

    (c) Upon execution and delivery of this Amendment, this Amendment shall be binding upon and shall inure to the benefit of the Company, the Agent and the Banks and their respective successors and assigns.

    (d) The Company agrees to pay all fees and out-of-pocket costs and expenses of the Agent (including reasonable attorneys' fees and expenses of counsel to the Agent and the Banks) in connection with the preparation and execution of this Amendment.

    (e) This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

    Delivered at Chicago, Illinois, as of the date and year first above written.

[SIGNATURES ON THE FOLLOWING PAGE]

    IN WITNESS WHEREOF, the parties hereto have caused the execution and delivery hereof by their respective representatives thereunto duly authorized as of this 15th day of August, 2001.

COMPANY
MIDWAY GAMES INC.
By:	/s/ HAROLD H. BACH, JR.
Name:	Harold H. Bach, Jr.
Title:	Executive Vice President—Chief Financial Officer
AGENT
BANK OF AMERICA, N.A., as Agent
By:	/s/ DAVID A. JOHANSON
Name:	David A. Johanson
Title:	Vice President
ISSUING BANK
BANK OF AMERICA, N.A., as Issuing Bank
By:	/s/ THOMAS A. SMITH
Name:	Thomas A. Smith
Title:	Vice President
BANKS
BANK OF AMERICA, N.A., as a Bank
By:	/s/ THOMAS A. SMITH
Name:	Thomas A. Smith
Title:	Vice President
LASALLE BANK NATIONAL ASSOCIATION as a Bank
By:	/s/ DAVID A. CHAIKA
Name:	David A. Chaika
Title:	Assistant Vice President

List of Schedules and Exhibits

Schedule 1	Prorata Shares of Total Commitment
Exhibit A-1	Amended and Restated Promissory Note
Exhibit A-2	Amended and Restated Promissory Note

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  Exhibit 10.32
THIRD AMENDMENT DATED AS OF AUGUST 15, 2001 TO CREDIT AGREEMENT DATED AS OF SEPTEMBER 20, 2000
SECTION 1 AMENDMENTS TO THE CREDIT AGREEMENT
SECTION 3 WARRANTIES
SECTION 4 CONDITIONS PRECEDENT TO EFFECTIVENESS
SECTION 5 GENERAL
List of Schedules and Exhibits